Exhibit 99.1

For Immediate Release
Investor Contacts:
Elizabeth Foster or Claudia Jones of Neurocrine Biosciences
(858) 617-7757 or (858) 617-7759

Media Contact: Liz Frank of Cohn & Wolfe
(212) 798-9734

NEUROCRINE SUBMITS NEW DRUG APPLICATION (NDA) FOR INDIPLON
MODIFIED RELEASE TABLETS FOR THE TREATMENT OF INSOMNIA

San Diego, CA, November 22, 2004 — Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for regulatory approval of indiplon modified release tablets for the treatment of insomnia. The application contains safety and efficacy results from 8 Phase III clinical trials with indiplon modified release conducted in adult and elderly patients with transient and chronic insomnia. The NDA for indiplon immediate release capsules was submitted to the FDA on October 18 of this year.

This NDA submission contains manufacturing and clinical information specific to the modified release formulation. The first NDA submitted in October for indiplon immediate release included non-clinical, clinical, and manufacturing information that was common to both applications. The NDAs have been submitted in electronic common technical document format (e-CTD) and include data from a comprehensive safety and efficacy evaluation in over 7500 subjects.

“Patients with insomnia experience a wide range of symptoms such as trouble falling asleep, trouble staying asleep, and waking up frequently during the night. However, no two patients are alike as symptoms vary from patient to patient. The two formulations of indiplon will be an important advance in allowing physicians to tailor treatment to help improve patients’ individual insomnia symptoms and, as a result, sleep quality. Clinical trials consistently showed that patients fell sleep quickly and stayed asleep longer when modified release tablets were taken at bedtime,” said Dr. Thomas Roth, Director Sleep Disorders Center, Henry Ford Hospital.

“The submission of the two NDAs for indiplon represents a great achievement for Neurocrine that will turn the focus of the Company towards commercialization. We believe that indiplon will set a new standard in the way physicians treat and manage insomnia. We are now moving forward with our partner, Pfizer, in preparing for the commercialization of indiplon, while building and training the Neurocrine sales force to co-detail Zoloft® with Pfizer to psychiatrists,” said Gary A. Lyons, President and CEO of Neurocrine Biosciences.

-more-

About Indiplon
Indiplon is a unique non-benzodiazapine agent that acts on a specific site of the GABA-A receptor. Indiplon has been shown to bind selectively to the specific subtype of GABA-A receptors within the brain believed to be responsible for promoting sleep. Two formulations of indiplon, immediate release capsules and modified release tablets, have been evaluated in clinical trials to address different types of sleep problems. Indiplon was licensed from DOV Pharmaceutical in 1998.

Insomnia is a prevalent condition in the United States, with approximately 40 percent of the adult population reporting trouble sleeping a few nights per week or more, according to the National Sleep Foundation’s (NSF) Sleep in America Poll 2002. Approximately 35 percent of the adult population reports that they have experienced insomnia every night or almost every night within the past year. Insomnia remains a disorder with high unmet medical needs, including problems of frequent night time awakenings and difficulty falling back to sleep, sometimes referred to as sleep fragmentation.

Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, and autoimmunity. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine’s business and finances, but not limited to, risk and uncertainties associated with the Company’s indiplon program and planned regulatory activities. Specifically, the risks and uncertainties the Company faces with respect to its indiplon program include, but are not limited to, the risk that regulatory authorities may reject our regulatory filings or find them incomplete or insufficient; risk that additional clinical studies may be required to support filings for regulatory approval; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply and compliance with regulatory requirements for marketing approval; risk that the Company may not receive regulatory approval for indiplon or approval may be delayed; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; risk that the indiplon labeling granted by regulatory authorities may limit the commercial success of indiplon; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; risk that the Company will be unable to raise additional funding required to complete development of all of its product candidates; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2003 and most recent report on Form 10-Q filed for the third quarter ended, September 30, 2004. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

###